Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces Fourth Quarter and Year End 2011 Financial Results

LEXINGTON, MA (March 5, 2012) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia, today reported unaudited consolidated financial results for the fourth quarter and year ended December 31, 2011. As of December 31, 2011, the company’s cash, cash equivalents and investments totaled approximately $230 million.

Business Update

•                  Total revenues for the year ended December 31, 2011 were $61.2 million, of which $52.1 million were net product revenues from Feraheme® (ferumoxytol) Injection for intravenous (IV) use. Feraheme net product revenues for the year included a $3.0 million favorable change in estimated Medicaid reserves to reflect AMAG’s actual claims experience since launch, which the company recognized in the third quarter of 2011. For the fourth quarter, total revenues were $14.9 million, of which $12.8 million were Feraheme net product revenues.

•                  Total Feraheme provider demand for 2011 was approximately 92,000 grams(1), nearly all of which was for use in the non-dialysis setting for patients with chronic kidney disease (CKD), representing a 38% increase in non-dialysis provider demand over 2010. Feraheme non-dialysis provider demand for the fourth quarter of 2011 was approximately 16% percent higher than the fourth quarter of 2010.

•                  AMAG is continuing to work with Jefferies & Company, Inc. to identify and evaluate various strategies to enhance stockholder value, including a potential sale of the company, and leverage AMAG’s core assets — Feraheme, AMAG’s commercial and drug development infrastructure, and the company’s cash balance.

“We are pleased with the progress that we are making in the strategic evaluation of our business and in our efforts to re-establish the growth of Feraheme in 2012,” said Frank Thomas, chief operating officer and interim chief executive officer of AMAG. “As we work to enhance value for our stockholders, we must grow our top line while operating as a leaner, more nimble organization to preserve our financial strength. We believe that the key commercial initiatives being implemented by a new leadership team, coupled with the discipline to manage our business to cash flow breakeven this year, will position us for success on both fronts in 2012.”

Fourth Quarter and Full Year 2011 Financial Results (unaudited)

Total revenues for the quarter ended December 31, 2011 were $14.9 million as compared to $17.2 million for the same period in 2010. Total revenues for the year ended December 31, 2011 were $61.2 million as compared to $66.2 million for the same period in 2010. The decreases in revenues in 2011 over the comparable 2010 periods were primarily attributable to the decline in the company’s revenues from dialysis organizations largely as a result of the January 1, 2011 implementation of the new Medicare prospective payment system for end-stage renal disease patients, also known as the “bundle,” offset, in part, by a $3.0 million favorable change in estimated Medicaid reserves.

Total operating costs and expenses for the quarter ended December 31, 2011 were $34.4 million as compared to $37.4 million for the same period in 2010. Total operating costs and expenses for the year ended December 31, 2011 were $141.0 million as compared to $149.2 million for the same period in 2010. The decrease in operating costs and expenses in 2011 versus 2010 was primarily due to a $16.1 million decrease in selling, general and administrative expenses, partially offset by increases in costs of goods sold and research and development expenses associated with the company’s global IDA registration clinical program.

The company reported a net loss of $18.6 million, or a loss of $0.87 per share, for the quarter ended December 31, 2011, as compared to a net loss of $19.8 million, or a loss of $0.94 per share, for the same period in 2010. Net loss for the year ended December 31, 2011 was $77.1 million, or a loss of $3.64 per share, as compared to a net loss of $81.2 million, or a loss of $3.90 per share for the same period in 2010.

2012 Goals

AMAG expects to achieve the following in 2012:

•                  Increase the demand for Feraheme by >15%, as measured by grams sold through to non-dialysis sites of care for U.S. CKD patients, assuming a consistent growth rate for the overall IV iron market, continued Feraheme market share growth in the hematology/oncology and hospital segments, and maintenance of Feraheme’s position as a market share leader in the non-dialysis nephrology segment;

•                  Receive a favorable decision on the company’s marketing authorization application for Feraheme for the treatment of IDA in adult patients with CKD in Europe;

•                  Launch Feraheme, through our partner Takeda, in Europe and Canada; and

•                  File the sNDA in the United States for Feraheme for the broad iron deficiency anemia indication.

2012 Financial Guidance

The company reiterates its financial guidance to manage the business to achieve cash flow breakeven in 2012 based on the following guidance:

•                  Net Feraheme product revenues of $53 – $57 million based on the commercial goals outlined above, excluding any royalties from sales outside the U.S.;

•                  Milestones received totaling $33 million associated with potential regulatory approvals and commercial launches in the EU and Canada;

•                  Cost of goods sold (COGS) of approximately 14% – 18% of total product sales;

•                  Total operating expenses, excluding COGS, of $90 – $95 million, of which $40 – $45 million are expected to be research and development expenses and $50 – $55 million are expected to be selling, general and administrative expense; and

•                  A 2012 year-end cash and investments balance of $225 – $230 million.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 4:30 pm E.T. to discuss the company’s financial results, business highlights and commercial and development programs.

To access the conference call via telephone, dial (877) 412-6083 from the United States or  (702) 495-1202 for international access.  The pass code for the live call is 56349072.

The call will be webcast live with slides and accessible through the Investors section of the Company’s website at www.amagpharma.com on March 5, 2012 at 4:30 pm E.T.  Following the conference call, the webcast replay will be available at approximately 8:30 pm and will be archived on the AMAG Pharmaceuticals, Inc. website until April 5, 2012.  The pass code for the replay is 56349072.

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for intravenous use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. AMAG manufactures and sells Feraheme® (ferumoxytol) Injection for intravenous use.

For additional company or product information, please visit www.amagpharma.com or http://feraheme.com.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Revenues:
Product sales, net	$12,908	$15,284	$52,813	$59,978
License fee, collaboration and royalty revenues	1,999	1,936	8,436	6,267
Total revenues	14,907	17,220	61,249	66,245
Operating costs and expenses (1):
Cost of product sales	2,739	2,438	10,531	7,606
Research and development expenses	12,985	13,279	58,140	54,462
Selling, general and administrative expenses	15,173	19,493	68,863	84,939
Restructuring expenses	3,508	2,224	3,508	2,224
Total operating costs and expenses	34,405	37,434	141,042	149,231
Operating Loss	(19,498)	(20,214)	(79,793)	(82,986)
Interest and dividend income, net	357	418	1,747	1,741
Other income (expense)	1	6	(193)	(380)
Net loss before income taxes	(19,140)	(19,790)	(78,239)	(81,625)
Income tax benefit	559	10	1,170	472
Net loss	$(18,581)	$(19,780)	$(77,069)	$(81,153)
Net loss per share - basic and diluted:	$(0.87)	$(0.94)	$(3.64)	$(3.90)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,248	21,123	21,189	20,806

(1) Stock-based compensation included in operating costs and expenses:
Cost of product sales	$133	$141	$616	$441
Research and development	509	812	1,874	3,508
Selling, general and administrative	598	2,834	7,548	10,574

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$63,474	$112,646
Short-term investments	148,703	147,619
Accounts receivable	5,932	5,785
Inventories	15,206	16,344
Receivable from collaboration	428	441
Other current assets	6,288	7,949
Total current assets	240,031	290,784
Property, plant & equipment, net	9,206	11,235
Long-term investments	17,527	33,597
Other assets	460	460
Total assets	$267,224	$336,076

Accounts payable	$3,732	$4,553
Accrued expenses	28,916	25,555
Deferred revenues - short term	6,346	6,603
Total current liabilities	38,994	36,711
Deferred revenues - long term	45,196	51,292
Other long term liabilities	2,438	2,787
Total long term liabilities	47,634	54,079
Total stockholders’ equity	180,596	245,286
Total liabilities and stockholders’ equity	$267,224	$336,076

The important safety information below is based on the United States prescribing information.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and patients with anemia not caused by iron deficiency.

Warnings and precautions

Feraheme may cause life-threatening hypersensitivity reactions including anaphylaxis and/or anaphylactoid reactions. Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects. Patients should be observed for signs and symptoms of hypersensitivity for at least 60 minutes following each Feraheme injection and the drug should only be administered when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Please monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic/anaphylactoid reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For full prescribing information, please visit www.feraheme.com.

Forward-looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to: our plans to grow Feraheme revenues in 2012 and operate as a leaner, more nimble organization; our plan to achieve cash flow breakeven status in 2012; our plans regarding our strategic alternatives review process; our 2012 goals, including our expectation to increase Feraheme gram demand by greater than 15% in non-dialysis sites of care, our expectation to receive a favorable decision on our marketing authorization application for Feraheme in Europe; our plan and expected timing to launch Feraheme in Europe and Canada through Takeda, and our plan to and the expected timing of our sNDA filing in the U.S. for Feraheme for the broad iron deficiency anemia indication; statements regarding our 2012 financial guidance, including our expected 2012 net Feraheme product revenues, our expected 2012 operating expenses, including expected research and development and selling, general and administrative expenses, our expected cost of goods sold, and our expected 2012 year-end cash and investments balance; and any potential Feraheme regulatory approvals and subsequent commercial launches in the EU and Canada and any potential milestone payments associated therewith, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in the broader IDA indication and in territories outside of the U.S., including the European Union, (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) uncertainties regarding our ability to manufacture Feraheme, (5) uncertainties relating to our patents and proprietary rights, (6) uncertainties regarding the outcome of our evaluation of strategic alternatives, including the risk that the process will not result in a transaction, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2011. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Feraheme is a registered trademark of AMAG Pharmaceuticals, Inc.

(1)IMS Health Monthly data.

AMAG Pharmaceuticals, Inc. Contacts

Investors: Amy Sullivan, 617-498-3303

Media: Lynn Blenkhorn, Feinstein Kean Healthcare, 508-851-0930,  Lynn.blenkhorn@fkhealth.com